Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ADOPTS LIMITED DURATION SHAREHOLDER RIGHTS PLAN TO PROTECT THE BEST INTERESTS OF SHAREHOLDERS

New York, New York, October 1, 2025 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today announced that its Board of Directors (the “Board”) has adopted a limited duration shareholder rights plan (the “Rights Plan”). The Rights Plan is effective immediately and has a one-year duration expiring on September 30, 2026.

The Rights Plan is similar to plans adopted by other public companies and is intended to enable all Company shareholders to realize the long-term value of their investment. It is designed to reduce the likelihood that any entity, person, or group would gain control of or significant influence over the Company through open-market accumulation or other tactics potentially disadvantaging the interests of all shareholders, without paying all shareholders an appropriate control premium. The Rights Plan will provide the Board sufficient time to fulfill its fiduciary duties on behalf of all shareholders, and it does not prevent the Board from considering any proposal. The Rights Plan is not intended to deter offers that are fair and otherwise in the best interest of the Company’s shareholders.

Pursuant to the Rights Plan, the Company will issue one right for each share of common stock outstanding, as of the close of business on October 13, 2025. While the Rights Plan is effective immediately, the rights generally would become exercisable only if an entity, person or group acquires beneficial ownership of 15% or more of the Company’s common stock in a transaction not approved by the Board.

In that situation, each holder of a right (other than the acquiring entity, person or group) will have the right to purchase, upon payment of the then-current exercise price, a number of shares of Company common stock having a market value of twice the exercise price of the right. In addition, at any time after a person or group acquires 15% or more of the Company’s common stock, the Board may exchange one share of the Company’s common stock for each outstanding right (other than rights owned by such entity, person or group, which would have become void).

The Rights Plan could expire earlier than September 30, 2026, if prior to such date the rights are redeemed or exchanged. The Board may consider an earlier termination of the Rights Plan if market and other conditions warrant. Should the Rights Plan be extended or renewed, such extension or renewal will be put to a shareholder vote.

Further details regarding the Rights Plan will be contained in a Current Report on Form 8-K that the Company will be filing with the U.S. Securities and Exchange Commission (“SEC”). These filings will be available on the SEC’s web site at www.sec.gov.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.7 years and an aggregate capacity of approximately 4,628,000 dwt, pro forma for agreed upon acquisitions.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550